Exhibit 5-A


                       [Letterhead of Dorsey & Whitney LLP]



Otter Tail Power Company
215 South Cascade Street
Box 496
Fergus Falls, Minnesota 56538-0496

     Re:   Registration Statement on Form S-8
           1999 Stock Incentive Plan

Ladies and Gentlemen:

     Reference is made to the proposed issuance and sale from time to time by Otter Tail Power Company, a Minnesota corporation (the "Company"), of not to exceed 1,300,000 of its Common Shares, $5 par value (the "Shares"), pursuant to the Company's 1999 Stock Incentive Plan (the "Plan"), and the Company's Registration Statement on Form S-8 (the "Registration Statement") with respect to such proposed issuance and sale to be filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

     We are familiar with the proceedings to date with respect to the proposed issuance and sale of the Shares and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for the purposes of this opinion.

     In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

     Based on the foregoing, we are of the opinion that:

       (1) The Company is duly incorporated, validly existing and in good standing under the laws of the State of Minnesota.

       (2) The Company is a public utility, as defined in the statutes of the States of Minnesota, North Dakota and South Dakota, is authorized to conduct its business in the States of Minnesota, North Dakota and South Dakota as a public utility and, as such public utility, is subject to the jurisdiction of the Minnesota Public Utilities Commission with respect to the issuance of its securities and to the jurisdiction of the North Dakota Public Service Commission with respect to the issuance of certain of its securities.

       (3) The Shares have been duly authorized and will be legally issued, fully paid and non-assessable when:

            (a) the Registration Statement shall have become effective under the Securities Act;

            (b) the Shares shall have been duly executed, countersigned and registered and shall have been duly delivered upon payment of the consideration therefor;

            (c) the Shares shall have been issued and sold in accordance with the resolutions of the Board of Directors, the terms of the Plan and the Order or Orders of the Minnesota Public Utilities Commission; and

            (d) the requirements of the securities laws of the various states in which the Shares are to be offered shall have been satisfied.

     We hereby consent to the filing of this opinion as Exhibit 5-A to the Registration Statement.

Dated: February 26, 1999

                     Very truly yours,

                     /s/ Dorsey & Whitney LLP

GLT